Exhibit 10.1

Cerence Inc. 1 Burlington Woods 3rd floor, Suite # 301A Burlington, MA 01803 USA cerence.com

December 14, 2021

Dr. Stefan Ortmanns

[address]

Dear Stefan,

On behalf of the Cerence Inc.’s (“Cerence” or the “Company”) Board of Directors (the “Board”) I am pleased to offer you the position of Chief Executive Officer of Cerence reporting to the Board. You will be appointed to the Board upon your commencement of service as Chief Executive Officer. Your appointments are subject to approval by the Board and your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board (“Compensation Committee”).

For purposes of this letter, your first day of work as Cerence’s Chief Executive Officer will be considered your “Start Date.” Your Start Date will be December 15, 2021.

Your work location will be the Company’s Aachen, Germany office.

Subject to the terms and conditions stated in the letter below, Cerence is pleased to offer you the following:

Base Salary and Employment Status

Your starting annual base salary for this position is EUR 530,000.00, less applicable taxes, deductions and withholdings. Your employment will continue to be with Cerence GmbH. Separately, you will receive a new long form employment agreement which will set out the new terms.

Short Term Incentive Awards

In addition to your base salary, you will be eligible to participate in the Cerence Short Term Incentive Plan (“STIP”), with a target opportunity of 100% of your base salary (“Target”) and a maximum opportunity of 200% of your base salary. The STIP annual performance period coincides with Cerence’s fiscal year, which is October 1st through September 30th. The form of the payment is at the Board’s discretion and will be made in the form of restricted stock units (“RSUs”) under the Cerence 2019 Equity Incentive Plan (the “Plan”), cash or a combination thereof, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. To qualify for the STIP incentive bonus, you must remain employed with the Company through the date that the incentive bonus is paid. Your actual STIP payout will depend on Company performance as determined under the STIP and, to the extent applicable, the Board’s assessment of your performance, and any STIP payout is subject to, and governed by, the terms and requirements of the STIP and any applicable equity award agreement. Eligibility to participate and any payment under the STIP will be at the Compensation Committee’s discretion, and the Committee has the right to vary, suspend, revoke, or replace the STIP at any time.

Long-Term Incentive Awards

You will be eligible for a grant of long-term incentive awards (“LTI Awards”) under the Plan having a value based upon the Compensation Committee’s review of market trends, internal considerations and performance. The type and form of any such LTI Awards and the relevant terms and conditions shall be determined by the Compensation Committee at the time of grant and, for the avoidance of doubt, shall be no less favorable than LTI Awards to other senior executives of the Company.

Subject to the approval of the Compensation Committee, with respect to Fiscal Year 2022, you will receive an LTI Award with a target aggregate value of USD 5,000,000.00. The Fiscal Year 2022 LTI Award will constitute 50% time-based RSUs and 50% performance-based restricted stock units (“PSUs”).

a)    RSUs. The RSUs will be subject to the terms and conditions for time-based restricted stock units under the Plan, all as reflected in the applicable form of RSU agreement. The RSUs will be scheduled to vest as to one-third of the RSUs on each of the first three anniversaries of the grant date, subject to your continued service (and not to performance goals or other vesting conditions) with Cerence through each vesting date.

b)    PSUs. The PSUs will be subject to the terms and conditions for performance-based restricted stock units under the Plan, all as reflected in the applicable form of PSU agreement.

Sign-On Bonus

As an inducement to accept this offer, you will receive a EUR 200,000 sign-on bonus that will be paid, less applicable taxes, deductions and withholdings, on the first paycheck following the start of your tenure as Chief Executive Officer. Should you voluntarily leave Cerence or are terminated by Cerence for “Cause” within the first year following your first date of employment, the entire amount of the sign-on bonus shall be repayable to the Company.

Confidentiality

Like all Company employees, you will continue to be required, as a condition of your employment, to abide by Company rules and policies. Among other obligations, you will continue to adhere to the Company’s confidentiality and return of documentation obligations which, among other things, prohibits unauthorized use or disclosure of the Company’s proprietary and confidential information and the unauthorized disclosure or use of any third party proprietary and confidential information.

Indemnification

As an employee and officer of the Company, you shall be fully indemnified by the Company to the fullest extent permitted by Delaware law. To implement this provision, Company shall execute and deliver to you its standard form of indemnification agreement for officers and directors, and you shall thereafter be entitled to the benefits of any subsequent amendments thereto made for any management executives.

Benefits

Your benefits will remain the same from your previous role unless otherwise provided herein.

General

Subject to any specific provisions herein, all grants will be on such terms and conditions as determined by the Compensation Committee. All grants hereunder shall be made pursuant to the Plan and shall be subject to the terms and conditions of the Plan

Executive Contract

You will be eligible for a new Change of Control and Severance agreements having terms no less favorable than your current Change of Control and Severance agreements.

Entire Agreement

This offer letter and the referenced documents and agreements constitute the entire agreement between you and Cerence with respect to the subject matter hereof and except as expressly set forth herein, supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Cerence concerning those subject matters.

Please indicate your acceptance of the offer by signing this offer letter and returning it to me.

Sincerely,

/s/ Arun Sarin

Arun Sarin

Chairman of the Board of Directors

I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:

/s/ Stefan Ortmanns	December 14, 2021
Signature	Date of Acceptance

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